As filed with the Securities and Exchange Commission on December 16, 2004

Registration No. 333-109333

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CV THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	43-1570294
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3172 Porter Drive

Palo Alto, California 94304

(650) 384-8500

(Address of Principal Executive Offices including Zip Code)

CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan

CV Therapeutics, Inc. 2000 Equity Incentive Plan

(Full title of the plan)

Copy to:

Louis G. Lange, M.D., Ph.D. Chief Executive Officer CV THERAPEUTICS, INC. 3172 Porter Drive Palo Alto, California 94304 (650) 384-8500	William C. Davisson, Esq. LATHAM & WATKINS 135 Commonwealth Dr. Menlo Park, California 94025 (650) 328-4600

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

PART I

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-109333) (the “Registration Statement”) amends the Registration Statement as follows:

The Registrant previously registered 1,150,000 shares for issuance under the 2000 Nonstatutory Incentive Plan (the “Nonstatutory Plan”) pursuant to the Registration Statement. A filing fee of $2,036 was previously paid with respect to such 1,150,000 shares under the Registration Statement.

On May 26, 2004, the Registrant terminated the Nonstatutory Plan. The number of shares of Common Stock remaining available for issuance and not subject to options granted under the Nonstatutory Plan as of March 29, 2004, plus the number of shares of Common Stock that after March 29, 2004 again become available for issuance under the Nonstatutory Plan as a result of stock and option awards granted thereunder expiring or terminating without having been exercised in full, will be issuable under the CV Therapeutics, Inc. 2000 Equity Incentive Plan (the “Incentive Plan”).

As of March 29, 2004, 404,685 shares remained available for issuance under the Nonstatutory Plan and options to purchase 3,339,836 shares of common stock were outstanding under the Nonstatutory Plan. The Registrant is registering such additional 404,685 shares for issuance pursuant to the Incentive Plan on a new registration statement. 404,685 of the 1,150,000 shares previously registered under the Registration Statement are being carried forward to such new registration statement. The registration fee paid with respect to the 1,150,000 shares previously registered under the Registration Statement is being applied to the registration fee payable under such new registration statement.

PART II

Item 8.	Exhibits

Not applicable.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Palo Alto, County of Santa Clara, State of California, on the 16th day of December, 2004.

CV THERAPEUTICS, INC.

By:	/s/ DANIEL K. SPIEGELMAN
Daniel K. Spiegelman
Senior Vice President and Chief Financial Officer
(Principal financial and accounting officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* Louis G. Lange, M.D., Ph.D.	Chairman of the Board and Chief Executive Officer (Principal executive officer)	December 16, 2004

/s/ DANIEL K. SPIEGELMAN Daniel K. Spiegelman	Senior Vice President and Chief Financial Officer (Principal financial and accounting officer)	December 16, 2004

* Santo J. Costa	Director	December 16, 2004

* John Groom	Director	December 16, 2004

* Thomas L. Gutshall	Director	December 16, 2004

* Peter Barton Hutt	Director	December 16, 2004

* Kenneth B. Lee, Jr.	Director	December 16, 2004

* Barbara J. McNeil, M.D., Ph.D.	Director	December 16, 2004

* Costa G. Sevastopoulos, Ph.D.	Director	December 16, 2004

* By:	/s/ DANIEL K. SPIEGELMAN
Daniel K. Spiegelman, Attorney-in-Fact

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